EXHIBIT 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:	MEDIA CONTACTS:
InSite Vision Incorporated	Lippert/Heilshorn & Associates, Inc.	Lippert/Heilshorn & Associates, Inc.
S. Kumar Chandrasekaran, CEO	Bruce Voss (bvoss@lhai.com)	Chenoa Taitt (ctaitt@lhai.com)
Sandra Heine, Director of Finance	Jody Cain (jcain@lhai.com)	Michael Hopkins (mhopkins@lhai.com)
(510) 865-8800	(310) 691-7100	(212) 838-3777
www.insitevision.com	www.lhai.com	www.lhai.com

FOR IMMEDIATE RELEASE

INSITE VISION OBTAINS INITIAL $2 MILLION

OF $16.5 MILLION PRIVATE PLACEMENT

Conference Call and Webcast Scheduled Today at 10:30 a.m. ET

ALAMEDA, Calif. – (March 29, 2004) – InSite Vision Incorporated (AMEX: ISV), an ophthalmic therapeutics, diagnostics and drug-delivery company, today announced that it has obtained binding subscription agreements for $16.5 million, before transaction fees and expenses. The Company has accepted approximately $2 million of the subscriptions in the initial closing and will receive the remaining $14.5 million upon receipt of shareholder approval to issue the shares offered to investors. New York based Paramount BioCapital, Inc. served as the placement agent for this financing.

To complete the private placement, InSite Vision will require approval by its shareholders to increase the authorized number of outstanding shares of InSite Vision common stock and to approve the terms and other standard conditions of the transaction under American Stock Exchange rules. The Company intends to hold its annual meeting of stockholders on June 1, 2004 in Alameda, California and will seek such approval at that time.

“We believe this financing represents a positive opportunity for our Company and our shareholders,” said S. Kumar Chandrasekaran, Ph.D., InSite Vision’s president and chief executive officer. “Upon successful completion, we believe that the funds will be sufficient to take us into calendar 2005, including initiating our ISV-401 phase 3 clinical trials and moving us toward product approval and commercialization. Our ISV-401 drug candidate, which combines the broad-spectrum antibiotic azithromycin with DuraSite®, offers significant advantages over currently available products in the approximately $1 billion worldwide market for ocular infection.

“We are confident that bringing ISV-401 further through the clinical process will enhance the potential value of the product and facilitate discussions with appropriate corporate partners with financial and marketing resources to permit broad market distribution following regulatory approval,” added Dr. Chandrasekaran. “Our plan going forward is to continue pursuing corporate partnerships as well as merger and acquisition activities with the aim of enhancing shareholder value. Furthermore, we believe that it is critical that we raise enough money at this time to permit us to pursue these goals without the necessity of another near-term financing.”

Under the terms and conditions of subscription agreements entered into with each investor, the investors have purchased an aggregate of 194 units at the initial closing and agreed to purchase another 1,456 units at the final closing. Each unit consists of 20,000 shares of InSite Vision common stock at $0.50 per share and 5,000 Class A and 5,000 Class B warrants, with each warrant enabling the holder to purchase shares of InSite Vision common stock at $0.75 per share. In the event that the average closing price of InSite Vision’s common stock for any 20 consecutive trading days is at least $1.50, InSite Vision will be entitled to redeem the Class A warrants, or any portion of them, by 30 days written notice to the holder at a redemption price of $0.75 per warrant share. In the event that the average closing price of InSite Vision’s common stock for any 20 consecutive trading days is at least $2.50, InSite Vision will be entitled to redeem the Class B warrants, or any portion of them, by 30 days written notice to the holder at a redemption price of $1.75 per warrant share.

InSite Vision has agreed to file, within 15 days after the final closing (or, if stockholder approval is not obtained within the required period, within 15 days after the expiration of such period), a registration statement providing for the resale of the common stock issued at each of the initial and final closing and the shares underlying the warrants issued at such closings. InSite Vision will also be required to pay certain penalties to the investors if it does not receive the required stockholder approval, or if it fails to file a resale registration statement within the periods designated in the subscription agreements.

InSite Vision will file a current report on Form 8-K describing in greater detail the terms of this transaction and will file the transaction documents as exhibits.

InSite Vision has scheduled an investor conference call today beginning at 10:30 a.m. Eastern Time to discuss the subject of this press release. To participate in the live call via telephone, please call (888) 803-7364 for domestic callers or (706) 634-1033 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), and entering reservation code 6087185.

The live conference call will be available via the Internet on the investor relations section of the Company’s Web site at www.insitevision.com, and a recording of the call will be available for 90 days following the completion of the call.

InSite Vision is an ophthalmic products company focused on ocular infections, glaucoma and retinal diseases. In the area of glaucoma, the Company conducts genomic research using TIGR and other genes. A portion of this research has been incorporated into the Company’s OcuGene® glaucoma genetic test for disease management, as well as ISV-205, its novel glaucoma therapeutic. ISV-205 uses InSite Vision’s proprietary DuraSite drug-delivery technology, which also is incorporated into the ocular infection product ISV-401, and InSite Vision’s retinal disease program. Additional information can be found at www.insitevision.com.

This press release herein may contain, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision. Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision’s ability to obtain shareholder approval and satisfy the other conditions to closing on the final tranche of funding, InSite Vision’s immediate need for significant additional funding to continue its operations in the event that it does not consummate the final closing, the effects of its expense control activities on its operations and product development; its ability to obtain regulatory approval and market acceptance of its products, OcuGene® glaucoma genetic test, ISV-401 and ISV-205; InSite Vision’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to ISV-401 and ISV-205; its reliance on third parties for the development, marketing and sale of its products; the initiation and results of preclinical and clinical studies; its ability to adequately protect its intellectual property; and determinations by the U.S. Food and Drug Administration, including those with respect to OcuGene, ISV-401 and ISV-205. Reference is made to the discussion of risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the 2002 fiscal year and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003. Any projections in this release are based on limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of this release. Actual events or results could differ materially and no reader of this release should assume later that the information provided today is still valid.

Note to Editors: OcuGene is written with a “small cap” G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite and OcuGene are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

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